Exhibit 3.16

Nuveen Investments Institutional Services Group LLC

Limited Liability Company Agreement

This Limited Liability Company Agreement (the “Agreement”) is entered into as of May 13, 2003 by Nuveen Investments, Inc., a Delaware corporation (the “Member”), as the sole member of Nuveen Investments Institutional Services Group LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Member is executing this Agreement for the purpose of adopting a limited liability company agreement for the governance of the business and affairs of the Company, each pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”);

NOW, THEREFORE, the agreement of the Member is as follows:

1.             Name; Formation. The name of the Company shall be Nuveen Investments Institutional Services Group LLC or such other name as the Member may from time to time hereafter designate. The Certificate of Formation of the Company has been duly executed by an authorized person and filed in the Office of the Secretary of State of the State of Delaware. As provided in the Delaware Act, the existence of the Company is deemed to have commenced on May 13, 2003.

2.             Purpose. The business and purpose of the Company shall be to engage in any lawful businesses or activities that may be engaged in by a limited liability company formed under the Delaware Act, as such businesses or activities may be determined by the Member from time to time.

3.             Registered Office and Agent; Principal Place of Business. The Company’s registered office in Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The Company’s registered agent for service of process on the Company in Delaware is Corporation Trust Company. The Company’s mailing address and principal place of business is 2049 Century Park East, 4th Floor, Los Angeles, California 90067.

4.             Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 14 of this Agreement.

5.             Capital Contributions; Records; Fiscal Year. The Member will contribute capital to the Company in such amount as it determines from time to time. The Member’s limited liability company interest in the Company shall be recorded on the books of the Company and, unless otherwise determined by the Member, no certificate in respect thereof shall be issued. The fiscal year of the Company shall be a calendar year.

6.             Distributions. The Company may make such distributions to the Member of the Company’s cash or assets as the Member shall determine.

7.             Management. The Member shall have the right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Member may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Member may delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the Company as the Member may from time to time deem appropriate. The Member shall have the right to appoint officers of the Company with such titles, rights, powers and responsibilities as the Member determines and such officers shall have the authority to take such action (including the execution and delivery of agreements and documents) on behalf of the Company as may be delegated to such officers by the Member from time to time. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

8.             Expenses. The Company shall bear all the expenses of its organization and operations, and shall reimburse the Member for any reasonable expense it incurs in managing the Company as provided herein.

9.             Transactions with the Company. The Member may transact any business with the Company.

10.          Admission of Members. A person or entity may be admitted as an additional member of the Company with the consent of the Member. The Member may sell, assign, pledge or otherwise transfer or encumber (collectively, “transfer”) all or any portion of its limited liability company interest in the Company, and upon the transfer of all of the Member’s limited liability company interest in the Company, the transferee shall be admitted as a substituted member and such admission shall be deemed effective immediately prior to such transfer.

11.          Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer.

12.          Indemnification.

(a) To the fullest extent permitted under the Delaware Act, the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Company, or officer (or person serving in any capacity equivalent to any of the foregoing) of the Company, or is or was serving at the request of the Company as a director or officer (or in any capacity equivalent to any of the foregoing) of another corporation, limited liability company, partnership joint venture, trust or other enterprise (all of the foregoing being herein collectively referred to as “Covered Capacities”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith or did not act in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           To the fullest extent permitted under the Delaware Act, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was serving in any of the Covered Capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect to any claim, issue or matter as to which such action or suit alleges misconduct in the performance of his duty to the Company unless, and then only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, and in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

(c)           Anything in Sections 12(a) or (b) to the contrary notwithstanding, to the extent that any person referred to therein has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under Sections 12(a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Sections 12(a) or (b). Such determination shall be made by the Member.

(e)           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Member in the specific case upon receipt of any undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that be is entitled to be indemnified by the Company.

(f)          The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, or otherwise, and shall continue as to a person who has ceased to serve in a Covered

Capacity and shall inure to the benefit of his successors in interest, including, but not limited to, his trustees, heirs, executors, and administrators.

(g)           The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was serving in any of the Covered Capacities to reimburse such person for expenses incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section 12.

(h)           Each person who is or was an employee or agent of the Company, or who is or was serving at the request of the Company as an employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, may be indemnified (or covered by insurance) in the manner and to the extent provided in this Section 12 for persons acting in Covered Capacities, at the discretion of the Member.

(i)            The Company shall have the right to assume the defense of any action, suit or proceeding in connection with which any person is entitled to indemnification under this Section 12 and to select counsel for such purpose. No person entitled to indemnification hereunder shall consent to entry of any judgment or enter into any settlement in connection with any such action, suit or proceeding without the consent of the Company, and the Company shall not, without the consent of each such person that is entitled to indemnification, consent to entry of any judgment or enter into any settlement in connection with such action, suit or proceeding which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such person of a release from all liability in respect to such claim or litigation.

(j)            Indemnification under this Section 12 shall not be available to any person in the case of any action, suit or proceeding brought against the Company by or on behalf of such person.

13.          Amendment of Agreement. This Agreement may be amended by the Member at any time.

14.          Dissolution and Winding Up. The Company shall be dissolved upon the direction of the Member or upon the entry of a decree of judicial dissolution under the Delaware Act. Upon dissolution, the Company shall be wound up by the Member, and the Company’s assets shall be distributed as provided in the Delaware Act (i.e., first to creditors and then to the Member).

15.          Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the Member has caused its signature to be set forth below on the day and year first above written.

NUVEEN INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire
Name: Alan G. Berkshire
Title: Senior Vice President